UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 5, 2009 (December 29, 2008)
King Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Tennessee (State or Other Jurisdiction of Incorporation)	001-15875 (Commission File Number)	54-1684963 (I.R.S. Employer Identification No.)

501 Fifth Street		37620
Bristol, Tennessee		(Zip Code)
(Address of principal executive offices)
Registrant’s telephone number, including area code: (423) 989-8000
N/A
Former name or former address if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.
     On December 29, 2008, King Pharmaceuticals, Inc. (“King”) completed its acquisition of all of the outstanding shares of Class A Common Stock, par value $0.20 per share, together with the associated preferred stock purchase rights (collectively, the “Shares”), of Alpharma Inc., a Delaware corporation (“Alpharma”), pursuant to an Agreement and Plan of Merger, dated as of November 23, 2008 (the “Merger Agreement”), among King, Albert Acquisition Corp., a Delaware corporation and wholly owned subsidiary of King (the “Purchaser”), and Alpharma. King’s acquisition of the Shares was structured as a two-step transaction, with a cash tender offer by the Purchaser for the Shares at a price of $37.00 per Share, net to the seller in cash, without interest and subject to any required withholding of taxes, upon the terms and subject to the conditions set forth in the Amended and Restated Offer to Purchase, dated December 8, 2008, and in the related amended and restated Letter of Transmittal, each as amended and supplemented from time to time, filed by King and the Purchaser with the Securities and Exchange Commission (the “SEC”) on December 8, 2008 (the “Offer”), followed by the merger of the Purchaser with and into Alpharma (the “Merger”).
     The Offer expired at 10:00 a.m., New York City time, on Monday, December 29, 2008. Based upon information provided by Mellon Investor Services LLC (operating with the service name BNY Mellon Shareowner Services), the depositary for the Offer, an aggregate of approximately 35,252,205 Shares were validly tendered and not withdrawn (excluding 4,647,181 Shares tendered under guaranteed delivery procedures) in the Offer, representing approximately 84% of the issued and outstanding Shares. On December 29, 2008, the Purchaser accepted for payment all Shares validly tendered and not withdrawn in the Offer.
     On December 29, 2008, pursuant to the terms and conditions of the Merger Agreement, the Purchaser exercised the option (the “Top-Up Option”) to purchase 26 million newly-issued Shares (the “Top-Up Shares”), directly from Alpharma and entered into an option exercise and subscription agreement, dated as of December 29, 2008, between the Purchaser and Alpharma (the “Subscription Agreement”). Pursuant to the Subscription Agreement, the Purchaser paid a purchase price of $37.00 per Share, the same amount paid for each Share tendered and accepted for payment by the Purchaser pursuant to the Offer, for the Top-Up Shares by delivery of a promissory note in favor of Alpharma. The Top-Up Shares, when combined with the Shares purchased in the Offer, were sufficient to give the Purchaser aggregate ownership of more than 90% of the outstanding Shares.
     On December 29, 2008, pursuant to the terms of the Merger Agreement, the Purchaser completed the Merger in accordance with the provisions of Delaware law that authorize the completion of the Merger without a vote or meeting of the stockholders of Alpharma. Alpharma was the surviving corporation in the Merger and, as a result of the Merger, has become a wholly owned subsidiary of King. In the Merger, each Share (other than Shares held by King, the Purchaser or Alpharma and Shares held by holders who properly exercise their appraisal rights under applicable Delaware law) was cancelled and converted into the right to receive $37.00 per Share, net to the holder in cash, without interest, and subject to any required withholding of taxes.
     In connection with the consummation of the Merger, an application to terminate the registration of the Shares under the Securities Exchange Act of 1934, as amended, will be filed, and on December 29, 2008, the Shares ceased to be traded on the New York Stock Exchange. The foregoing summary description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the terms of the Merger Agreement, a copy of which was included as Exhibit 2.1 to King’s Current Report on Form 8-K, filed on November 24, 2008, and which is incorporated herein by reference.

     The aggregate consideration paid by King in the Offer and the Merger was approximately $1.6 billion (equity value), plus related transaction fees and expenses. King funded the acquisition from available cash and the proceeds of the Credit Facilities (defined below).
     In connection with the acquisition by King of Alpharma, King and Alpharma executed a consent order (the “Consent Order”) with the U.S. Federal Trade Commission. The Consent Order required King to divest the rights to Alpharma’s branded oral long-acting opioid (LAO) analgesic drug Kadian® to Actavis Elizabeth, L.L.C., a Delaware limited liability company (“Actavis”), within 10 days of King’s acquisition of Alpharma.
     In accordance with the Consent Order, King entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Actavis pursuant to which, effective upon King’s acquisition of Alpharma on December 29, 2008, King divested to Actavis the following assets exclusively related to Kadian®: all intellectual property and regulatory approvals, inventory, books and records, marketing materials and assumed contracts. Actavis is entitled to sell Kadian® as a branded or generic product. Prior to such divestiture, Actavis supplied Kadian® to Alpharma.
     Under the terms of the Asset Purchase Agreement, King will receive from Actavis a purchase price of up to an aggregate of $127.5 million in cash based on the achievement of certain Kadian® quarterly gross profit related milestones for the period beginning January 1, 2009 and ending June 30, 2010. The maximum purchase price payment associated with each calendar quarter is as follows:

Quarter	Maximum Purchase Price Payment
First Quarter 2009	$30 million
Second Quarter 2009	$25 million
Third Quarter 2009	$25 million
Fourth Quarter 2009	$20 million
First Quarter 2010	$20 million
Second Quarter 2010	$7.5 million
     The Asset Purchase Agreement provides that no payment described above following any single calendar quarter shall, when combined with all prior payments made by Actavis, exceed the aggregate amount of gross profits from the sale of Kadian® in the United States by Actavis and its affiliates for the period beginning on January 1, 2009 and ending on the last day of such calendar quarter. Any amount that is not paid by Actavis due to the application of such provision will be treated as “payable” following subsequent calendar quarters, as described above. The Asset Purchase Agreement limits the application of this provision, however, such that the cumulative purchase price payable by Actavis will not exceed the lesser of (a) $127.5 million and (b) the gross profits from the sale of Kadian® in the United States by Actavis and its affiliates for the period from January 1, 2009, through June 30, 2010.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On December 29, 2008, funds became available under King’s $475 million Credit Agreement, dated April 19, 2007 (the “Credit Agreement”), as amended by Amendment No. 1 to the Credit Agreement, dated as of December 5, 2008 (“Amendment No. 1”), by and among King, Credit Suisse, Cayman Islands Branch, Wachovia Bank, National Association, Bank Hapoalim B.M., Bank of America, N.A., Chang Hwa Commercial Bank, Ltd., New York Branch, Citibank, N.A., Dnb NOR Bank ASA, First Commercial Bank, Los Angeles Branch, First Tennessee Bank, National Association, Fortis Bank,

JPMorgan Chase Bank, N.A., the Royal Bank of Scotland plc, and U.S. Bank, N.A. (the $475 million senior secured revolving credit facility provided under the Credit Agreement, as amended by Amendment No.1, the “Revolving Credit Facility”). In connection with the Offer and the Merger, King borrowed $425 million in principal amount under the Revolving Credit Facility.
     King’s borrowings under the Revolving Credit Facility, other than swingline loans, bear interest at annual rates that, at King’s option, will be either:
•	a base rate generally defined as the sum of (i) the greater of (a) the prime rate of Credit Suisse and (b) the federal funds effective rate plus 0.5% and (ii) an applicable percentage of 4.0%; or

•	an adjusted LIBO rate generally defined as the sum of (i) the product of (a) LIBOR (by reference to the British Banking Association Interest Settlement Rates) and (b) a fraction the numerator of which is one and the denominator of which is the number one minus certain maximum statutory reserves for eurocurrency liabilities and (ii) an applicable percentage of 5.0%.
     The remaining undrawn committed amount under the Revolving Credit Facility after giving effect to the borrowing described above, and after giving effect to outstanding letters of credit totaling approximately $12.1 million, is approximately $37.9 million.
     A description of the Revolving Credit Facility is contained in King’s Current Report on Form 8-K, as filed with the SEC on December 11, 2008. A copy of the Revolving Credit Agreement was filed as Exhibit (b)(3) to the Schedule TO filed by King with the SEC on December 15, 2008 and is incorporated herein by reference.
     Also on December 29, 2008, King entered into a $200 million term loan credit agreement, comprised of a four-year senior secured loan facility (the “Term Facility”), by and among King, Credit Suisse, Cayman Islands Branch, Wachovia Bank, National Association, Bank of Lincolnwood, Dnb NOR Bank ASA, DZ Bank, Deutsche Genossenschaftsbank, New York Branch, First Tennessee Bank, National Association, Siemens Financial Services, Inc., Suntrust Bank, The Private Bank and Trust Company, Union Bank, N.A., and U.S. Bank, N.A.
     Amounts drawn under the Term Facility bear interest at annual rates that, at Kings option, will be either:
•	5.00% plus the Adjusted LIBO Rate or
•	4.00% plus the Alternate Base Rate.
The “Alternate Base Rate” is the highest of (x) the federal funds rate plus 0.50%, (y) the rate that the administrative agent under the Term Facility announces from time to time as its prime or base commercial lending rate, as in effect from time to time and (z) the Adjusted LIBO Rate for a one-month interest period plus 1.00%. The “Adjusted LIBO Rate” is the higher of (x) 3.00% and (y) the rate per annum, determined by the administrative agent under the Term Facility, in accordance with its customary procedures, at which dollar deposits for applicable periods are offered to major banks in the London interbank market, adjusted by the reserve percentage prescribed by governmental authorities as determined by such administrative agent.
     The Term Facility also contains, among other things, customary representations and warranties, covenants, mandatory prepayment provisions and events of default.

     The Term Facility requires the Company to meet certain financial tests, including, without limitation:
•	maintenance of maximum funded debt to consolidated EBITDA ratios that range from 1.50 to 1 to 3.25 to 1 (depending on dates and the occurrence of certain events relating to certain patents); and
•	maintenance of minimum consolidated EBITDA to interest expense ratios that range from 3.75 to 1 to 4.00 to 1 (depending on dates and the occurrence of certain events relating to certain patents).
     The Term Facility contains certain covenants that, among other things, restrict additional indebtedness, liens and encumbrances, sale and leaseback transactions, loans and investments, acquisitions, dividends and other restricted payments, transactions with affiliates, asset dispositions, mergers and consolidations, prepayments, redemptions and repurchases of other indebtedness and other matters customarily restricted in such agreements.
     The Term Facility contains customary events of default, including, without limitation, payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to certain other material indebtedness in excess of specified amounts, certain events of bankruptcy and insolvency, certain ERISA events, judgments in excess of specified amounts, certain impairments to the guarantees, and change in control.
     The Term Facility is guaranteed by each of King’s domestic subsidiaries and secured by substantially all assets of King and its domestic subsidiaries.
     The borrowing under the Revolving Credit Facility and the Term Facility (together, the “Credit Facilities”) was to fund the acquisition described in Item 2.01 of this report.
     Certain of the lenders under the Credit Facilities or their affiliates have provided, and may in the future provide, certain commercial banking, financial advisory, and investment banking services in the ordinary course of business for King, its subsidiaries and certain of its affiliates, for which they receive customary fees and commissions.
Item 8.01. Other Events.
     On December 30, 2008, King issued a press release announcing the completion of the Offer and the Merger. A copy of the press release is attached as Exhibit (a)(5)(H) to the Amendment to Schedule TO filed by King on December 30, 2008 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.
(a) Financial Statements of Businesses Acquired.
The financial statements required by Item 9.01(a) of Form 8-K will be filed by amendment no later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.
(b) Pro Forma Financial Information.
The pro forma financial information required by Item 9.01(b) of Form 8-K will be filed by amendment no later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.
(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated December 30, 2008 (filed as Exhibit (a)(5)(H) to the Amendment to Schedule TO, filed by King Pharmaceuticals, Inc. on December 30, 2008 and incorporated herein by reference.)

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KING PHARMACEUTICALS, INC.
By:	/s/ Brian A. Markison
	Name:	Brian A. Markison
	Title:	Chairman, President and Chief Executive Officer

Date: January 5, 2009

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated December 30, 2008 (filed as Exhibit (a)(5)(H) to the Amendment to Schedule TO, filed by King Pharmaceuticals, Inc. on December 30, 2008 and incorporated herein by reference.)